Exhibit 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215
www.glimcher.com

Carolee J. Oertel
Manager, Corporate Communications
coertel@glimcher.com
(614) 887-5613

FOR IMMEDIATE RELEASE
Thursday, September 6, 2007

GLIMCHER BOARD OF TRUSTEES NAMES
MICHAEL P. GLIMCHER CHAIRMAN OF THE BOARD AND MARSHALL A. LOEB PRESIDENT

COLUMBUS, OH—September 6, 2007—Glimcher Realty Trust(NYSE: GRT), one of the country’s premier retail REITs, announced today that its Board of Trustees has elected Michael P. Glimcher as Chairman of the Board and Marshall A. Loeb as President.  Michael Glimcher succeeds his father, Herb Glimcher, in the Chairman of the Board role and will remain CEO.  The senior Mr. Glimcher will become Chairman Emeritus.  Mr. Loeb succeeds Mr. Michael Glimcher as President and will remain Chief Operating Officer.

“The moves announced today represent the culmination of our long term leadership succession plan that commenced several years ago,” stated Herb Glimcher.  “I am so proud of where the company is today and have great confidence in Michael and Marshall’s abilities to lead the talented team of Glimcher associates into the future.”

Michael Glimcher joined the company in 1991.  He assumed the position of CEO in January 2005 having been named President in 1999.  He also formerly held positions of Trustee, Executive Vice President, and Senior Vice President of Leasing at Glimcher.

Marshall Loeb joined the Company in May of 2005 as Executive Vice President and Chief Operating Officer.  During his tenure Mr. Loeb has been instrumental in strategic planning and provided global direction in all operational areas of the organization while directly overseeing management of leasing, property management, marketing and human resources.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at:  www.glimcher.com

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